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Bojangles’, Inc.

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The following is a copy of a news article published online on December 12, 2018 by QSRmagazine.com, containing quotes from Anthony Hopson, the Senior Vice President of Company Operations of Bojangles’ Restaurants, Inc., a subsidiary of Bojangles’, Inc. (“Bojangles’”), relating to Bojangles’ potential transaction with affiliates of investment funds affiliated with Durational Capital Management LP and The Jordan Company, L.P.:

POST SALE, A REVITALIZED BOJANGLES’ BARRELS AHEAD

•	Under new ownership, the brand is looking to capitalize on fresh opportunities to grow.

WEB EXCLUSIVE DECEMBER 12, 2018 BY RACHEL TAYLOR

BOJANGLES’

Bojangles’ famous sides are on full display in its new store model.

Bojangles’ may have a new look and ownership, but the company known for its fried chicken and biscuits is sticking to its roots and core values as it propels ahead.

Rumors about the sale of Bojangles’ materialized when the company was acquired by Durational Capital Management LP and The Jordan Company, L.P. for $593.7 million, in October. The deal is scheduled to close during the first quarter of fiscal 2019, if everything stays on track, senior vice president of operations Tony Hopson says.

The sale and new partnership is a good thing for Bojangles’, he adds. Bojangles’ will have access to resources and capital that will help expand the brand’s franchise base to support long-term growth. The Jordan Company, founded in 1982, is an established private-equity player with a big-picture mindset.

“The two companies that are making the purchase are really good partners for us,” Hopson told QSR last week during a tour of Bojangles’ latest Charlotte opening. “The principles and equities partners in [Durational]—it’s a brand new, newly formed group, but they have long-term relationships and they’ve been in the food sector with other brands for a long, long time. They know the business very well and so we’re really excited to have both of them team together because you’ve got the longevity of one group and the other group implies longevity in the name Durational.”

Bojangles’, which as of October had 766 units, will be able to stray from quick decisions and short-term fixes with this new partnership, it says. Now a private company, Bojangles’ has the luxury of thoroughly examining and tweaking its growth strategy without worry of shareholder and market kickback. It can think a few years into the future instead of just months.

Bojangles’ has been a public company since 2015, when private-equity firm Advent International Corp took it to the stock market.

Instead of a quick term of ownership, Hopson says, Durational is a legacy company looking to own Bojangles’ for a long time. There is no end date and “they might sell it in 10 years or keep it for 30 years that’s fine with them,” Hopson says.

“The nature of their investment strategy is that they don’t have to make quick decisions,” Hopson says. “We invest now and we don’t get a payback for two to three more years, but overtime it’s a better long term play that’s what they’re looking for and so I think that’s going to be really positive for us because we can make solid decisions and not have to knee jerk to pressure with Wall Street.”

BOJANGLES’

Bojangles’ new restaurant design is going to kick into gear in the coming months. Here’s a look inside.

BOJANGLES’

BOJANGLES’

BOJANGLES’

Bojangles’ has slowed its corporate growth in favor of franchising development.

This new strategy will allow franchisees to capitalize on the resources under fresh ownership as well. Bojangles’ has already scaled back on the opening of company stores and will focus on expanding franchised locations. And there’s a reenergized design direction to boot.

“We’ve already dialed back our company growth,” Hopson says. “We were opening 28–30 stores a year and we’re going to open much less than that going forward on the company side. We’re going to rely on franchisees to grow.”

Hopson believes franchise locations perform so well because the operators live in the community, know the people, and participate in local events. At its core, Bojangles’ is a community-forward, almost cult-like brand in the markets it serves. “Franchisees in pretty much any and every brand you talk to outperform the company. They live there and it’s hometown for them,” he says.

Bojangles’ reported total Q2 revenues of $140.5 million, up 2.7 percent from $136.8 million in the prior-year period. Same-store sales declined 0.2 percent systemwide, with company-run comps dropping 0.8 percent and franchised units 0.1 percent. This shift in strategy is slowing the growth rate. From 2016–2017, Bojangles’ added 48 units. It was 54 the year earlier, and 40 the year before that. For fiscal 2018, the company said earlier it expects to open just 18–22 systemwide restaurants, down from its previous expectation of 30–40 units. And of those, only six to eight will be company-run.

Hopson adds, “We think the best strategy long term is to really find great franchisees that are within are system and want to grow, and franchisees from other systems.”

With a hand in other restaurant brands already, Durational will help Bojangles’ locate new franchisees. Operators within Durational could be in the burger or pizza space and expand or diversify their portfolio by adding a chicken option like Bojangles’, Hopson says.

Affordability and a stake in real estate are some of the benefits that make the company attractive to potential franchisees, Hopson says. The chicken segment is also one of the most hyper-competitive in quick service, and established brands of this size and clout don’t come along very often. Franchisees can own their own land and buildings by partnering with Bojangles’—and that’s not always the case in the fast-food world.

BOJANGLES’

Another look inside a fresh vision for Bojangles’.

BOJANGLES’

Bojangles’ biscuit theater remains front-and-center in the remodels.

Finding the right partners

Bojangles’ looks for franchisees who view the investment and partnership as something other than a quick way to make money. “We’ve turned down more franchisees than we’ve approved because we want to make sure they’re the right fit for the company culture and they’re going to represent us well and do the things we think are important,” Hopson says.

Hopson continues, “Bojangles is a special place and if you’re going to be a part of our family then you’ve got to think about it that way. When you sign a franchise agreement for 20 years I’ll be retired in 20 years, so I’ll be with these guys for the rest of my professional career. We want to make sure that these are the kind of people who will represent us well.”

Hopson makes sure potential franchisees are able to understand the company culture before they even start to get into the numbers part of the deal. The first thing Hopson says to a potential franchisee is, “you get to decide today what kind of company you want to build.”

“When a prospective franchisee comes in there might be people who want to go in and talk about ‘this is what our franchise fee is and this is what we expect you to build,’ I don’t talk about any of that,” he says. “‘What do you want the local community and your employees to think about you?’ We spend more time talking about culture than we do about territories to build in because we think they have to understand this is who we are.”

Bojangles’ said it’s unlikely the brand will move to an all franchise-owned model, however, the percentage of franchise-owned stores could out number company-owned stores in the future.

Franchise-units make up 58 percent of the company and the remaining 42 percent are company stores. Hopson says Bojangles’ will continue to run restaurants even if this shift happens.

“We like to run restaurants. We believe in operating well-run restaurants. We believe that we owe that to our franchisees to have our hands in it not just from a top-line sales perspective,” Hopson says. “If we make a mistake it hurts us more than our franchisees. Our largest franchisee has 66 restaurants. We have over 300, so if we make a mistake it’s going to hurt us five times worse than that guy who’s been in the business for over 35 years with us.”

RACHEL TAYLOR

RACHEL TAYLOR

Bojangles’ interior design elements take every detail into consideration, even the ceiling.

“We’re not a product-of-the month club. We’re not a variety house from just trying to have too much of everything. We don’t have a 99-cent menu. We really believe we have casual-dining level food at quick-service speed and we think that’s a differentiator.” — Tony Hopson, Bojangles’ senior vice president of operations.

Design and prosper

Over the past few years, Bojangles’ scaled back store remodels and experimented with a prototype to see what design made sense from an operations and investment side as well as a consumer one.

Before Bojangles’ asked franchisees to pay toward a remodel it wanted to make sure operators would get the best return possible.

“We’ve gotten a little behind in [remodeling stores] not dramatically, but we kind of held off a little bit for about a year or so, so we’re going to ramp up our remodel program of the company stores,” Hopson says. “For many of our franchisees who’ve already toured this [new] restaurant and loved it. People said ‘hey look I’m ready to go I love what you guys are doing let’s make this happen.’ We’re getting really ready to crank it up.”

The company conducted research and collected customer feedback in order to create the most cost-effective remodel. Building costs alone are expensive, so in order to avoid a second remodel, Bojangles’ took the time to see what stood out to customers and what they ignored.

“We have to realize you can’t do everything you want to do because things are expensive,” Hopson says. “We may spend a lot of money on light fixtures nobody even notices and that’s probably not a good investment. We’ve done some consumer research after we did our first round of remodeled stores and said, OK, go back in and see what customers notice and what they talked the most about.”

“We did a round of research and found out this customer really liked this style of chair and light fixture and this other thing, which we spent a lot of money on they didn’t talk about it,” he continues. “So maybe that element doesn’t need to be a part of our future.”

Over the past six months, Bojangles’ opened or remodeled stores in the Charlotte, North Carolina, area to reflect the updated, modern look of the chain. Some franchisees toured this new model and about 20 franchise locations have been updated over the past year.

“The remodels were doing today are more cost effective than the ones we were doing a year ago because we did that round of research and learned what we needed to pare back. We have to be financially responsible to our franchisees,” Hopson says. “We can’t ask them to go out and do something they can’t get a return on their investment. For us, we’re not your traditional franchise model. We don’t just own one store were at a 58/42 split [franchise- and company-owned stores]. We are technically the largest franchisees, so when we make a decision it’s not just about the top line it’s about the bottom line as well.”

Hopson adds, “We don’t put our franchisees in a situation where they struggle financially we really do think this thing though.”

One of the features that customers can expect to see in the remodeled locations is the biscuit theater. Bojangles’ introduced this feature into its locations in 2017 and decided to keep it as a part of the new stores.

BOJANGLES’

RACHEL TAYLOR

RACHEL TAYLOR

Bojangles’ is still making its biscuits like it has since day one.

Two years ago, Bojangles’ remodeled three restaurants to the future design, with that built-in window into its biscuit-making process. This particular “future” design proved too costly overall and was slowing down Bojangles’ systemwide refresh efforts. In August, Bojangles’ said it was shifting gears to a prototype in the $250,000 range, and that it went “went way too far” on the past effort. The company expects to most likely remodel more units this year than in the last two combined. Back in the day, say from 2008–2013 as an example, Bojangles’ was doing about 20 remodels a year and seeing a decent lift in sales. It hopes to return to that kind of ROI with the $250,000 investment.

And the biscuit theater element will play a key role.

“We’ve always had the oven and biscuit table, we just put it in a more prominent position,” Hopson says. “You see it from the front counter. We want to put it on full display because 85 percent of customers get a biscuit whether it’s a carrier at breakfast or as a compliment, add on, or side item.”

The remodeled stores also gave Bojangles’ a chance to evaluate and streamline operations throughout the restaurant. One way the brand decluttered kitchen complexity was by paring down the menu and removing slow-moving items.

Making the right choices

Four cumbersome options were taken off over the past year, and the company could remove more if it finds others are weighing down the speed of the kitchen.

“They were slow-moving items and because you don’t sell a lot of something you usually aren’t that good at it. So if you’re selling 10 a day, for example, it kind of gets you out of your rhythm if you have to stop and go make those products and then come back,” Hopson says.

Unlike other quick-service restaurants that are continually testing or adding new items to the menu, Bojangles’ has focused on its core products.

“We’re not a product-of-the month club. We’re not a variety house from just trying to have too much of everything. We don’t have a 99-cent menu,” Hopson says. “We really believe we have casual-dining level food at quick-service speed and we think that’s a differentiator.”

He adds, “We’ve really taken a step back and evaluated our operations seeing how can we make it easier for our people to operate. We’re really focused on speed of service and you can’t focus on speed if you are complicating your menu.”

As technology evolves and becomes more important in the restaurant industry, it’s hard to ignore incorporating some sort of digital aspect. Bojangles’ is testing online ordering and delivery with Postmates and a new mobile app to help build its digital footprint. Currently, the mobile app allows customers to order from a limited menu, but Hopson hopes the entire menu will be live sometime in the next few months.

The company doesn’t want to launch an app just to be able to say it has an app, Hopson says. The brand has dedicated time and a digital team to work out the bugs before rolling out the app and online ordering capabilities nationwide. The last thing the company wants is a frustrating or complicated ordering system that could potentially turn a customer away from completing an order.

“For us not to be in that arena from a technology perspective would be a mistake,” Hopson says. “We’re very discipline when we do things. The last thing we want to do is be the first and be the worst. So we might be later getting into the game, but once we’re in the game, when our app works well when mobile delivery works well, we want it to be right. We would rather be a little later and learn from the mistakes of others.”

Forward-Looking Statements

This communication may contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically identified by words such as “believe,”

“expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions or the negative thereof. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the merger, including the risks that (a) the merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain stockholder approval of the merger agreement, (c) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (d) other conditions to the consummation of the merger under the merger agreement may not be satisfied, and (e) the significant limitations on remedies contained in the merger agreement may limit or entirely prevent Bojangles’ from specifically enforcing obligations of Walker Parent, Inc. (“Parent”) under the merger agreement or recovering damages for any breach by Parent; (2) the effects that any termination of the merger agreement may have on Bojangles’ or its business, including the risks that (a) Bojangles’ stock price may decline significantly if the merger is not completed, (b) the merger agreement may be terminated in circumstances requiring Bojangles’ to pay Parent a termination fee, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the merger; (3) the effects that the announcement or pendency of the merger may have on Bojangles’ and its business, including the risks that as a result (a) Bojangles’ business, operating results or stock price may suffer, (b) Bojangles’ current plans and operations may be disrupted, (c) Bojangles’ ability to retain or recruit key employees may be adversely affected, (d) Bojangles’ business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (e) Bojangles’ management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on Bojangles’ ability to operate its business, return capital to stockholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against Bojangles’ and others; (6) the risk that the merger and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of Bojangles’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated or supplemented by subsequent reports that Bojangles’ has filed or files with the Securities and Exchange Commission (“SEC”), including Bojangles’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018. Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither Parent nor Bojangles’ assumes any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information and Where to Find It

Bojangles’ and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Bojangles’ stockholders in connection with the matters to be considered at the special meeting of Bojangles’ stockholders to be held on January 10, 2019 (the “Special Meeting”). Information regarding the names and affiliations of individuals who are participants in the solicitation of proxies of Bojangles’ stockholders and their respective direct or indirect interests in the Bojangles’, by security holdings or otherwise, can be found in Bojangles’ definitive proxy statement for the Special Meeting, including the schedules and appendices thereto, which was filed with the SEC on December 10, 2018. Investors and stockholders are strongly encouraged to read carefully the definitive proxy statement and the accompanying proxy card and any other documents filed by Bojangles’ with the SEC when they become available, as they will contain important information. Stockholders can obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying proxy card, and other documents filed by Bojangles’ with the SEC for no charge at the SEC’s website at www.sec.gov. Copies of the proxy statement (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, by contacting Bojangles’ Investor Relations at IR@bojangles.com or 203.682.8253.